EXHIBIT 10.1
Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, WI USA
53201-0571

May 24, 2024

Thomas DeBruine

Dear Thomas,

On behalf of Brady Corporation (the “Company”), I am pleased to offer you the position of Chief Operating Officer, working at the Company’s headquarters at 6555 West Good Hope Road in Milwaukee, Wisconsin. In this role, you will be reporting directly to Russell Shaller, President and Chief Executive Officer.

Outlined below are the terms and conditions of your employment. In developing this offer, our goal has been to provide you with an attractive and competitive compensation package as you undertake your new position effective June 3, 2024 (the “Effective Date”).

Annual Base Salary. In your new position as Chief Operating Officer, your annual base salary will be $450,000 per year, payable in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Your annual base salary will be reviewed annually.

Annual Bonus Plan. You are eligible to participate in the Company’s annual incentive program. Bonus awards are based on attainment of specified Company operating and financial goals as well as achievement of defined individual objectives. Your targeted annual bonus opportunity is 60% of annual base salary with upside potential to 300% of this target depending on individual performance and Company results, prorated as of the Effective Date.

Annual Stock Incentives. You are eligible to participate in the Company’s annual equity incentive program. For fiscal 2025, you will receive a stock incentive award with a grant date value of $475,000 (the “Initial Annual Grant”). The form of the Initial Annual Grant will be made in alignment with the Company’s long-term incentive program as in effect as of August 1, 2024, and will be set forth by separate equity award agreements.

The actual grant date value and form of any equity awards made thereafter during your employment shall be determined at the discretion of the Management Development and Compensation Committee after taking into account the Company’s and your performance and other relevant factors.

Stock Ownership. You will be required to acquire and hold, directly or indirectly shares equal to three (3) times your base salary within five (5) years of the Effective Date. For this purpose, share ownership shall be determined in accordance with the Company’s share ownership policy. No selling of Company stock is allowed (other than as withholding or sale for taxes at your highest applicable tax rate) until the ownership requirement has been satisfied.

Clawbacks. All bonuses and equity grants are subject to the Company’s clawback policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform.

Car Allowance. You will receive a car allowance in the amount of $18,000 per year or $692.31 per bi-weekly pay period.

Employee Benefits. You will continue to be eligible for an excellent package of employee benefits, which includes medical, dental, vision, life insurance, and other programs. Please see the attached Summary of Executive Benefits for full details.

Vacation and Holidays. You are eligible for 4 weeks of vacation annually. In addition, you will enjoy 9 Company paid holidays and 3 floating holidays.

Employment At-Will. Please understand that this offer letter is not a contract of employment for any specific or minimum term. This means that your employment is at-will that may be terminated at any time by you or the Company, with or without cause and with or without advance notice.

This offer does not amend any of your existing obligations to the Company including your non-compete and non-disclosure agreement and Change in Control Agreement, which shall continue in full force and effect.

Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ RUSSELL R. SHALLER
Russell R. Shaller
President and Chief Executive Officer
Brady Corporation

ACKNOWLEDGEMENT

I acknowledge that I have carefully read this agreement and that I understand and accept the terms and conditions of this offer of employment with Brady Corporation.

/s/ THOMAS DEBRUINE	May 24, 2024
Thomas DeBruine	Date